Cambium Learning Group Announces the Appointment of Vernon Johnson as President of the Voyager Business Unit and as a Member of the Board of Directors

Nov 22, 2011
9:30am

DALLAS, Nov. 22, 2011 /PRNewswire/ — Cambium Learning Group, Inc. (Nasdaq: ABCD, the “Company”) a leading educational company focused primarily on serving the needs of at-risk and special student populations, announces that Dr. Vernon Johnson is joining the Company as President of the Voyager business unit effective December 1, 2011. Dr. Johnson has also been appointed to the Company’s board of directors.

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During the past six years, Dr. Johnson has served as a partner of Best Associates, a Dallas-based Merchant Banking firm and Chairman of EPIC Learning, a national for-profit online company focused on Grades 9-12.  He was also Executive Vice President of Development and Strategy for the America College of Education, a proprietary online college. Under his sales and marketing leadership, the College’s online enrollment tripled, making it the sixth largest graduate school of education in the nation. Prior to joining Best Associates, Dr. Johnson was one of the founders of Voyager Expanded Learning and served as Executive Vice President, President and CEO of the company. In addition, Dr. Johnson served as a K-12 public educator for 25 years including Superintendent of schools in Rochester, Minnesota and Richardson, Texas.

Ron Klausner, CEO of the Company, stated, “Vernon Johnson’s more than 25 years in public education, coupled with his extensive leadership in both the publishing and technology education sectors of the industry will position Cambium-Voyager for growth and innovation.”

About Cambium Learning Group, Inc.

Cambium Learning Group (Nasdaq: ABCD) is the leading educational company focused primarily on serving the needs of at-risk and special student populations. The company operates three core divisions: Voyager, which provides comprehensive interventions; Sopris, which is known for supplemental solutions; and Cambium Learning Technologies, which comprises IntelliTools®, Kurzweil Educational Systems®, Learning A–Z, and ExploreLearning. Cambium Learning Group is committed to providing research-based solutions that help educators raise the achievement levels of preK–12 students as well as adult learning communities. The company’s website is www.cambiumlearning.com.

Investor Contact:
Chris Cleveland
Cambium Learning Group, Inc.
214.932.9474
chris.cleveland@cambiumlearning.com

SOURCE Cambium Learning Group, Inc.